SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                              (Amendment No. ____)*



                                  Equinix Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    29444U106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]  Rule 13d-1(b)

             [ ]  Rule 13d-1(c)

             [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)







                               Page 1 of 26 Pages
                       Exhibit Index Contained on Page 25

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 29444U106                                               13 G                  Page 2  of 26 Pages
----------------------------------------------------------                     --------------------------------------


------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Capital Partners II, L.P. ("BCP II")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        7,124,375  shares,  except  that  BCMC II,  the  general  partner of BCP II,
              SHARES                          may be deemed to have sole power to vote  these shares, and Alexandre
           BENEFICIALLY                       Balkanski ("Balkanski"), David M. Beirne ("Beirne"), Bruce W. Dunlevie
      OWNED BY EACH REPORTING                 ("Dunlevie"), J. William Gurley ("Gurley"), Kevin R. Harvey
              PERSON                          ("Harvey"), Robert C. Kagle ("Kagle"), Andrew S. Rachleff ("Rachleff")
               WITH                           and Steven M. Spurlock ("Spurlock"), the members of BCMC II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              7,124,375 shares, except that BCMC II, the general partner of BCP II, may be deemed to have sole power to dispose of these shares, and
                                              Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and
                                              Spurlock, the members of BCMC II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       7,124,375
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    9.30%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 29444U106                                               13 G                  Page 3  of 26 Pages
----------------------------------------------------------                     --------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Founders' Fund II, L.P. ("BFF II")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        843,524 shares,  except that BCMC II, the general partner of BFF II,
              SHARES                          may be deemed to have sole power to vote these shares, and Balkanski,
           BENEFICIALLY                       Beirne,  Dunlevie,  Gurley,  Harvey, Kagle, Rachleff and Spurlock, the
      OWNED BY EACH REPORTING                 members of BCMC II, may be deemed to  have shared power to vote these
              PERSON                          shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              843,524 shares, except that BCMC II, the general partner of BFF II, may be deemed to have sole power to dispose of these shares, and
                                              Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and
                                              Spurlock, the members of BCMC II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       843,524
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.10%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 29444U106                                               13 G                  Page 4 of 26 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Founders' Fund II-A, L.P. ("BFF II-A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        447,411 shares,  except that BCMC II, the general partner of BFF II-A,
              SHARES                          may be deemed to have sole power to vote these shares, and Balkanski,
           BENEFICIALLY                       Beirne,  Dunlevie,  Gurley,  Harvey, Kagle, Rachleff and  Spurlock, the
      OWNED BY EACH REPORTING                 members of BCMC II, may be deemed to have shared power to vote these
              PERSON                          shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              447,411 shares, except that BCMC II, the general partner of BFF II-A, may be deemed to have sole power to dispose of these shares, and
                                              Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and
                                              Spurlock, the members of BCMC II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       447,411
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.58%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 29444U106                                               13 G                  Page 5 of 26 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Members Fund II, L.P. ("BMF II")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        119,690 shares,  except that BCMC II, the general partner of BMF II,
              SHARES                          may be deemed to have sole power to vote these shares, and Balkanski,
           BENEFICIALLY                       Beirne,  Dunlevie,  Gurley,  Harvey, Kagle, Rachleff and Spurlock, the
     OWNED BY EACH REPORTING                  members of BCMC II, may be deemed to have shared power to vote these
              PERSON                          shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              119,690 shares, except that BCMC II, the general partner of BMF II, may be deemed to have sole power to dispose of these shares, and
                                              Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and
                                              Spurlock, the members of BCMC II, may be deemed to have shared power to dispose of these shares.
                                    -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       119,690
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.16%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 29444U106                                               13 G                  Page 6 of 26 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Capital Management Co. II, L.L.C. ("BCMC II")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        8,535,000 shares, of which 7,124,375 are directly owned by BCP II,
              SHARES                          843,524 are directly owned by BFF II, 447,411 are directly owned by
           BENEFICIALLY                       BFF II-A and 119,690 shares are directly owned by BMF II.  BCMC II,
      OWNED BY EACH REPORTING                 the general partner of BCP II, BFF II, BFF II-A and BMF II, may be
              PERSON                          deemed to have sole power to vote these shares, and  Balkanski, Beirne,
               WITH                           Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of
                                              BCMC  II,  may be  deemed  to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              8,535,000 shares, of which 7,124,375 are directly owned by BCP II,
                                              843,524 are directly owned by BFF II, 447,411 are directly owned by
                                              BFF II-A and 119,690 shares are directly owned by BMF II. BCMC II, the general partner of BCP II, BFF II, BFF II-A and BMF II, may be deemed to have sole power to dispose of these shares, and Balkanski,
                                              Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the
                                              members of BCMC II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       8,535,000
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.14%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 29444U106                                               13 G                  Page 7 of 26 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Capital Partners IV, L.P. ("BCP IV")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        79,470 shares,  except that BCMC IV, the general  partner of BCP IV,  may
              SHARES                          be deemed to have sole power to vote these shares, and Balkanski,
           BENEFICIALLY                       Beirne,  Dunlevie,  Gurley,  Harvey, Kagle, Rachleff and Spurlock, the
       OWNED BY EACH REPORTING                members of BCMC IV, may be deemed to have shared power to vote these
              PERSON                          shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              79,470 shares, except that BCMC IV, the general partner of BCP IV, may be deemed to have sole power to dispose of these shares, and
                                              Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and
                                              Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       79,470
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.10%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 29444U106                                               13 G                  Page 8 of 26 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Founders' Fund IV, L.P. ("BFF IV")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        29,089 shares,  except that BCMC IV, the general  partner of BFF IV,  may
              SHARES                          be deemed to have sole power to vote these  shares, and Balkanski,
           BENEFICIALLY                       Beirne,  Dunlevie,  Gurley,  Harvey, Kagle, Rachleff and Spurlock, the
    OWNED BY EACH REPORTING                   members of BCMC IV, may be deemed to  have shared power to vote these
              PERSON                          shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              29,089 shares, except that BCMC IV, the general partner of BFF IV, may be deemed to have sole power to dispose of these shares, and
                                              Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and
                                              Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       29,089
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.04%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 29444U106                                               13 G                  Page 9 of 26 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Founders' Fund IV-A, L.P. ("BFF IV-A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        5,777 shares, except that BCMC IV, the general partner of   BFF IV-A,
              SHARES                          may be deemed to have sole  power to vote these shares, and Balkanski,
           BENEFICIALLY                       Beirne,  Dunlevie,  Gurley,  Harvey, Kagle, Rachleff and  Spurlock, the
    OWNED BY EACH REPORTING                   members of BCMC IV, may be deemed to  have shared power to vote these
              PERSON                          shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              5,777 shares, except that BCMC IV, the general partner of BFF IV-A may be deemed to have sole power to dispose of these shares, and
                                              Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and
                                              Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,777
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.01%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 29444U106                                               13 G                  Page 10 of 26 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Founders' Fund IV-B, L.P. ("BFF IV-B")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        322 shares,  except that BCMC IV, the general  partner of BFF IV-B,  may
              SHARES                          be deemed to have sole  power to vote these shares, and Balkanski,
           BENEFICIALLY                       Beirne,  Dunlevie,  Gurley,  Harvey, Kagle, Rachleff and Spurlock, the
     OWNED BY EACH REPORTING                  members of BCMC IV, may be deemed to have shared power to vote these
              PERSON                          shares.
               WITH                  -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              322 shares, except that BCMC IV, the general partner of BFF IV-B, may be deemed to have sole power to dispose of these shares, and
                                              Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and
                                              Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       322
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.00%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 29444U106                                               13 G                  Page 11 of 26 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Capital Management Co. IV, L.L.C. ("BCMC IV")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        114,658 shares, of which 79,470 are directly owned by BCP  IV, 29,089
              SHARES                          are directly owned by BFF IV, 5,777 are directly owned by BFF IV-A and
           BENEFICIALLY                       322 shares are directly owned by BFF IV-B.  BCMC IV, the general
      OWNED BY EACH REPORTING                 partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, may be deemed to
              PERSON                          have sole power to vote these  shares, and Balkanski, Beirne, Dunlevie,
               WITH                           Gurley,  Harvey,  Kagle,  Rachleff  and  Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              114,658 shares, of which 79,470 are directly owned by BCP IV, 29,089 are directly owned by BFF IV, 5,777 are directly owned by BFF IV-A and 322 shares are directly owned by BFF IV-B. BCMC IV, the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne,
                                              Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       114,658
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.15%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 29444U106                                               13 G                  Page 12 of 26 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Alexandre Balkanski ("Balkanski")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      French Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       7,843 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING               6        SHARED VOTING POWER
              PERSON                          8,649,658 shares, of which 7,124,375 are directly owned by BCP II;
               WITH                           843,524 are directly owned by BFF II; 447,411 are directly owned by
                                              BFF II-A; 119,690 are directly owned by BMF II; 79,470 are directly owned by BCP IV; 29,089 are directly owned by BFF IV; 5,777 are directly owned by BFF IV-A; and 322 are directly owned by BFF IV-B.
                                              BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF
                                              II, and Balkanski, a member of BCMC II, may be deemed to have shared power to vote these shares. BCMC IV is the general partner of BCP IV,
                                              BFF IV, BFF IV-A, and BFF IV-B, and Balkanski, a member of BCMC IV, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              7,843 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              8,649,658 shares, of which 7,124,375 are directly owned by BCP II;
                                              843,524 are directly owned by BFF II; 447,411 are directly owned by
                                              BFF II-A; 119,690 are directly owned by BMF II; 79,470 are directly owned by BCP IV; 29,089 are directly owned by BFF IV; 5,777 are directly owned by BFF IV-A; and 322 are directly owned by BFF IV-B.
                                              BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF
                                              II, and Balkanski, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of
                                              BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Balkanski, a member of
                                              BCMC IV, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       8,657,501
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.30%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 29444U106                                               13 G                  Page 13 of 26 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON       David M. Beirne ("Beirne")
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          7,047 shares
           BENEFICIALLY              -------- -----------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        8,649,658  shares,  of  which  7,124,375  are directly owned by BCP II;
              PERSON                          843,524 are directly owned by BFF II; 447,411 are directly owned by
               WITH                           BFF II-A; 119,690 are directly owned by BMF II; 79,470 are directly owned by BCP IV; 29,089 are directly owned by BFF IV; 5,777 are directly owned by BFF IV-A; and 322 are directly owned by BFF IV-B.
                                              BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF
                                              II, and Beirne, a member of BCMC II, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP
                                              IV, BFF IV, BFF IV-A, and BFF IV-B, and Beirne, a member of BCMC IV, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              7,047 shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              8,649,658 shares, of which 7,124,375 are directly owned by BCP II;
                                              843,524 are directly owned by BFF II; 447,411 are directly owned by
                                              BFF II-A; 119,690 are directly owned by BMF II; 79,470 are directly owned by BCP IV; 29,089 are directly owned by BFF IV; 5,777 are directly owned by BFF IV-A; and 322 are directly owned by BFF IV-B.
                                              BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF
                                              II, and Beirne, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of
                                              BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Beirne, a member of BCMC
                                              IV, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       8,656,705
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.30%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 29444U106                                               13 G                  Page 14 of 26 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Bruce W. Dunlevie ("Dunlevie")
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          10,234 shares
           BENEFICIALLY              -------- -----------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        8,649,658  shares,  of  which  7,124,375  are  directly owned by BCP II;
              PERSON                          843,524 are directly owned by BFF II; 447,411 are directly owned by
               WITH                           BFF II-A; 119,690 are directly owned by BMF II; 79,470 are directly owned by BCP IV; 29,089 are directly owned by BFF IV; 5,777 are directly owned by BFF IV-A; and 322 are directly owned by BFF IV-B.
                                              BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF
                                              II, and Dunlevie, a member of BCMC II, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP
                                              IV, BFF IV, BFF IV-A, and BFF IV-B, and Dunlevie, a member of BCMC
                                              IV, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              10,234 shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              8,649,658 shares, of which 7,124,375 are directly owned by BCP II;
                                              843,524 are directly owned by BFF II; 447,411 are directly owned by
                                              BFF II-A; 119,690 are directly owned by BMF II; 79,470 are directly owned by BCP IV; 29,089 are directly owned by BFF IV; 5,777 are directly owned by BFF IV-A; and 322 are directly owned by BFF IV-B.
                                              BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF
                                              II, and Dunlevie, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of
                                              BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Dunlevie, a member of
                                              BCMC IV, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       8,659,892
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.31%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 29444U106                                               13 G                  Page 15 of 26 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      J. William Gurley ("Gurley")
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          7,047 shares
           BENEFICIALLY              -------- -----------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        8,649,658  shares,  of  which  7,124,375  are  directly owned by BCP II;
              PERSON                          843,524 are directly owned by BFF  II; 447,411 are directly owned by
               WITH                           BFF II-A; 119,690 are directly owned by BMF II; 79,470 are directly owned by BCP IV; 29,089 are directly owned by BFF IV; 5,777 are directly owned by BFF IV-A; and 322 are directly owned by BFF IV-B.
                                              BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF
                                              II, and Gurley, a member of BCMC II, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP
                                              IV, BFF IV, BFF IV-A, and BFF IV-B, and Gurley, a member of BCMC IV, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              7,047 shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              8,649,658 shares, of which 7,124,375 are directly owned by BCP II;
                                              843,524 are directly owned by BFF II; 447,411 are directly owned by
                                              BFF II-A; 119,690 are directly owned by BMF II; 79,470 are directly owned by BCP IV; 29,089 are directly owned by BFF IV; 5,777 are directly owned by BFF IV-A; and 322 are directly owned by BFF IV-B.
                                              BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF
                                              II, and Gurley, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of
                                              BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Gurley, a member of BCMC
                                              IV, may be deemed to have shared power to dispose of these shares.
                                     ------------------------------------ -------- -----------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       8,656,705
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.30%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 29444U106                                               13 G                  Page 16 of 26 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Kevin R. Harvey ("Harvey")
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          10,234 shares
           BENEFICIALLY              ------- -----------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        8,649,658  shares,  of  which  7,124,375  are directly owned by BCP II;
              PERSON                          843,524 are directly owned by BFF II; 447,411 are directly owned by
               WITH                           BFF II-A; 119,690 are directly owned by BMF II; 79,470 are directly owned by BCP IV; 29,089 are directly owned by BFF IV; 5,777 are directly owned by BFF IV-A; and 322 are directly owned by BFF IV-B.
                                              BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF
                                              II, and Harvey, a member of BCMC II, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP
                                              IV, BFF IV, BFF IV-A, and BFF IV-B, and Harvey, a member of BCMC IV, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              10,234 shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              8,649,658 shares, of which 7,124,375 are directly owned by BCP II;
                                              843,524 are directly owned by BFF II; 447,411 are directly owned by
                                              BFF II-A; 119,690 are directly owned by BMF II; 79,470 are directly owned by BCP IV; 29,089 are directly owned by BFF IV; 5,777 are directly owned by BFF IV-A; and 322 are directly owned by BFF IV-B.
                                              BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF
                                              II, and Harvey, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of
                                              BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Harvey, a member of BCMC
                                              IV, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       8,659,892
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.31%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 29444U106                                               13 G                  Page 17 of 26 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Robert C. Kagle ("Kagle")
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          7,843 shares
           BENEFICIALLY              -------- -----------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        8,649,658  shares,  of  which  7,124,375  are  directly owned by BCP II;
              PERSON                          843,524 are directly owned by BFF II; 447,411 are directly owned by
               WITH                           BFF II-A; 119,690 are directly owned by BMF II; 79,470 are directly owned by BCP IV; 29,089 are directly owned by BFF IV; 5,777 are directly owned by BFF IV-A; and 322 are directly owned by BFF IV-B.
                                              BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF
                                              II, and Kagle, a member of BCMC II, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP
                                              IV, BFF IV, BFF IV-A, and BFF IV-B, and Kagle, a member of BCMC IV, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              7,843 shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              8,649,658 shares, of which 7,124,375 are directly owned by BCP II;
                                              843,524 are directly owned by BFF II; 447,411 are directly owned by
                                              BFF II-A; 119,690 are directly owned by BMF II; 79,470 are directly owned by BCP IV; 29,089 are directly owned by BFF IV; 5,777 are directly owned by BFF IV-A; and 322 are directly owned by BFF IV-B.
                                              BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF
                                              II, and Kagle, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of
                                              BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Kagle, a member of BCMC
                                              IV, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                        8,657,501
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.30%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 29444U106                                               13 G                  Page 18 of 26 Pages
----------------------------------------------------------                     --------------------------------------


------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Andrew S. Rachleff ("Rachleff")
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          10,234 shares
           BENEFICIALLY              ------- -----------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        8,649,658  shares,  of  which  7,124,375  are  directly owned by BCP II;
              PERSON                          843,524 are directly owned by BFF II; 447,411 are directly owned by
               WITH                           BFF II-A; 119,690 are directly owned by BMF II; 79,470 are directly owned by BCP IV; 29,089 are directly owned by BFF IV; 5,777 are directly owned by BFF IV-A; and 322 are directly owned by BFF IV-B.
                                              BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF
                                              II, and Rachleff, a member of BCMC II, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP
                                              IV, BFF IV, BFF IV-A, and BFF IV-B, and Rachleff, a member of BCMC
                                              IV, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              10,234 shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              8,649,658 shares, of which 7,124,375 are directly owned by BCP II;
                                              843,524 are directly owned by BFF II; 447,411 are directly owned by
                                              BFF II-A; 119,690 are directly owned by BMF II; 79,470 are directly owned by BCP IV; 29,089 are directly owned by BFF IV; 5,777 are directly owned by BFF IV-A; and 322 are directly owned by BFF IV-B.
                                              BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF
                                              II, and Rachleff, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of
                                              BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Rachleff, a member of
                                              BCMC IV, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       8,659,892
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.31%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 29444U106                                               13 G                  Page 19 of 26 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Steven M. Spurlock ("Spurlock")
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- -----------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          6,409 shares
           BENEFICIALLY              ------- -----------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        8,649,658  shares,  of  which  7,124,375  are  directly owned by BCP II;
              PERSON                          843,524 are directly owned by BFF  II; 447,411 are directly owned by
               WITH                           BFF II-A; 119,690 are directly owned by BMF II; 79,470 are directly owned by BCP IV; 29,089 are directly owned by BFF IV; 5,777 are directly owned by BFF IV-A; and 322 are directly owned by BFF IV-B.
                                              BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF
                                              II, and Spurlock, a member of BCMC II, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP
                                              IV, BFF IV, BFF IV-A, and BFF IV-B, and Spurlock, a member of BCMC
                                              IV, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              6,409 shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              8,649,658 shares, of which 7,124,375 are directly owned by BCP II;
                                              843,524 are directly owned by BFF II; 447,411 are directly owned by
                                              BFF II-A; 119,690 are directly owned by BMF II; 79,470 are directly owned by BCP IV; 29,089 are directly owned by BFF IV; 5,777 are directly owned by BFF IV-A; and 322 are directly owned by BFF IV-B.
                                              BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF
                                              II, and Spurlock, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of
                                              BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Spurlock, a member of
                                              BCMC IV, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       8,656,067
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.30%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                                                                        Page 20 of 26 Pages


ITEM 1(A).        NAME OF ISSUER

                  Equinix, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  2450 Bayshore Parkway
                  Mountain View, California 94043

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Benchmark Capital Partners II, L.P., a Delaware limited partnership
                  ("BCP II"), Benchmark Founders' Fund II, L.P., a Delaware limited partnership ("BFF II"),
                  Benchmark Founders' Fund II-A, L.P., a Delaware limited partnership ("BFF II-A"), Benchmark
                  Members' Fund II, L.P., a Delaware limited partnership ("BMF II"), Benchmark Capital Management
                  Co. II, L.L.C., a Delaware limited liability company ("BCMC II"), Benchmark Capital
                  Partners IV, L.P., a Delaware limited partnership ("BCP IV"), Benchmark Founders' Fund IV, L.P., a Delaware limited partnership ("BFF IV"), Benchmark Founders' Fund IV-A, L.P., a Delaware
                  limited partnership ("BFF IV-A"), Benchmark Founders' Fund IV-B, L.P., a Delaware limited partnership ("BFF IV-B"), Benchmark Capital Management Co. IV, L.L.C., a Delaware limited liability company ("BCMC IV"),  and Alexandre Balkanski ("Balkanski"), David M. Beirne
                  ("Beirne"), Bruce W. Dunlevie ("Dunlevie"), J. William Gurley ("Gurley"), Kevin R. Harvey
                  ("Harvey"), Robert C Kagle ("Kagle"), Andrew S. Rachleff ("Rachleff") and Steven M. Spurlock
                  ("Spurlock").  The foregoing entities and individuals are collectively referred to as the
                  "Reporting Persons."

                  BCMC II, the general partner of BCP II, BFF II, BFF II-A and BMF II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP II, BFF II,
                  BFF II-A and BMF II. BCMC IV, the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP IV, BFF IV, BFF IV-A and BFF IV-B. Balkanski, Beirne, Dunlevie, Gurley, Harvey,
                  Kagle, Rachleff and Spurlock are members of BCMC II and BCMC IV and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP II, BFF II,
                  BFF II-A, BMF II, BCP IV, BFF IV, BFF IV-A, and BFF IV-B.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Benchmark Capital
                  2480 Sand Hill Road, Suite 200
                  Menlo Park, California  94025

ITEM 2(C)         CITIZENSHIP

                  BCP II, BFF II, BFF II-A, BMF II, BCP IV, BFF IV, BFF IV-A, and BFF IV-B are Delaware limited partnerships. BCMC II and BCMC IV are Delaware limited liability companies. Beirne, Dunlevie,
                  Gurley, Harvey, Kagle, Rachleff and Spurlock are United States citizens. Balkanski is a citizen of France.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                           ---------------------------------------------

                  Common Stock
                  CUSIP # 29444U106

ITEM 3.           Not Applicable

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                                                                                        Page 21 of 26 Pages


ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                        (a)      Amount beneficially owned:
                                 -------------------------

                                    See Row 9 of cover  page for each  Reporting Person.

                        (b)      Percent of Class:
                                 ----------------

                                    See Row 11 of cover page for each  Reporting Person.

                        (c)      Number of shares as to which such person has:
                                 --------------------------------------------

                                (i)      Sole power to vote or to direct the vote:
                                         ----------------------------------------

                                                     See Row 5 of cover page for each Reporting Person.

                                (ii)     Shared power to vote or to direct the vote:
                                         ------------------------------------------

                                                     See Row 6 of cover page for each Reporting Person.

                                (iii)    Sole power to dispose or to direct the disposition of:
                                         -----------------------------------------------------

                                                     See Row 7 of cover page for each Reporting Person.

                                (iv)     Shared power to dispose or to direct the disposition of:
                                         -------------------------------------------------------

                                                     See Row 8 of cover page for each Reporting Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  --------------------------------------------

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                  ---------------------------------------------------------------

                  Under certain circumstances set forth in the limited partnership agreements of BCP II, BFF II,
                  BFF II-A and BMF II, and the limited liability company agreement of BCMC II, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

                  Under certain circumstances set forth in the limited partnership agreements of BCP IV, BFF IV,
                  BFF IV-A and BFF IV-B, and the limited liability company agreement of BCMC IV, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED
                  ON BY THE PARENT HOLDING COMPANY
                  --------------------------------

                  Not applicable.

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                                                                                        Page 22 of 26 Pages


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  ---------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  ------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION.
                  -------------

                  Not applicable


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                                                                                        Page 23 of 26 Pages




                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

                                                          BENCHMARK CAPITAL PARTNERS II, L.P.,
                                                          a Delaware Limited Partnership

                                                          BENCHMARK FOUNDERS' FUND II, L.P.,
                                                          a Delaware Limited Partnership

                                                          BENCHMARK FOUNDERS' FUND II-A, L.P.,
                                                          a Delaware Limited Partnership

                                                          BENCHMARK MEMBERS' FUND II, L.P.,
                                                          a Delaware Limited Partnership

                                                          BENCHMARK CAPITAL MANAGEMENT CO. II, L.L.C.,
                                                          a Delaware Limited Liability Company




                                                          By:    /s/ Steven M. Spurlock
                                                                 --------------------------------------------------
                                                                 Steven M. Spurlock
                                                                 Managing Member



                                                          BENCHMARK CAPITAL PARTNERS IV, L.P.,
                                                          a Delaware Limited Partnership

                                                          BENCHMARK FOUNDERS' FUND IV, L.P.,
                                                          a Delaware Limited Partnership

                                                          BENCHMARK FOUNDERS' FUND IV-A, L.P.,
                                                          a Delaware Limited Partnership

                                                          BENCHMARK FOUNDERS' FUND IV-B, L.P.,
                                                          a Delaware Limited Partnership

                                                          BENCHMARK CAPITAL MANAGEMENT CO. IV, L.L.C.,
                                                          a Delaware Limited Liability Company




                                                          By:    /s/ Steven M. Spurlock
                                                                 --------------------------------------------------
                                                                 Steven M. Spurlock
                                                                 Managing Member




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                                                                                        Page 24 of 26 Pages



                                                          ALEXANDRE BALKANSKI

                                                          DAVID M. BEIRNE

                                                          BRUCE W. DUNLEVIE

                                                          J. WILLIAM GURLEY

                                                          KEVIN R. HARVEY

                                                          ROBERT C. KAGLE

                                                          ANDREW S. RACHLEFF

                                                          STEVEN M. SPURLOCK




                                                          By:    /s/ Steven M. Spurlock
                                                                 --------------------------------------------------
                                                                 Steven M. Spurlock
                                                                 Attorney-in-Fact*


*Signed pursuant to a Power of Attorney dated February 14, 2001 and filed with the SEC on February 14, 2001


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                                                                                        Page 25 of 26 Pages





                                  EXHIBIT INDEX




                                                                                                      Found on
                                                                                                    Sequentially
Exhibit                                                                                             Numbered Page
-------                                                                                             -------------
Exhibit A:  Agreement of Joint Filing                                                                    26





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                                                                  13 G                   Page 26 of 26 Pages


                                    EXHIBIT A



                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Equinix Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 14, 2001
                                                          BENCHMARK CAPITAL PARTNERS II, L.P.,
                                                          a Delaware Limited Partnership

                                                          BENCHMARK FOUNDERS' FUND II, L.P.,
                                                          a Delaware Limited Partnership

                                                          BENCHMARK FOUNDERS' FUND II-A, L.P.,
                                                          a Delaware Limited Partnership

                                                          BENCHMARK MEMBERS' FUND II, L.P.,
                                                          a Delaware Limited Partnership

                                                          BENCHMARK CAPITAL MANAGEMENT CO. II, L.L.C.,
                                                          a Delaware  Limited Liability Company

                                                          BENCHMARK CAPITAL PARTNERS IV, L.P.,
                                                          a Delaware Limited Partnership

                                                          BENCHMARK FOUNDERS' FUND IV, L.P.,
                                                          a Delaware Limited Partnership

                                                          BENCHMARK FOUNDERS' FUND IV-A, L.P.,
                                                          a Delaware Limited Partnership

                                                          BENCHMARK FOUNDERS' FUND IV-B, L.P.,
                                                          a Delaware Limited Partnership

                                                          BENCHMARK CAPITAL MANAGEMENT CO. IV, L.L.C.,
                                                          a Delaware  Limited Liability Company

                                                          ALEXANDRE BALKANSKI

                                                          DAVID M. BEIRNE

                                                          BRUCE W. DUNLEVIE

                                                          J. WILLIAM GURLEY

                                                          KEVIN R. HARVEY

                                                          ROBERT C. KAGLE

                                                          ANDREW S. RACHLEFF

                                                          STEVEN M. SPURLOCK




                                                          By:    /s/  Steven M. Spurlock
                                                                 --------------------------------------------------
                                                                 Steven M. Spurlock
                                                                 Attorney-in-Fact*


  *Signed pursuant to a Power of Attorney dated February 14, 2001 and filed with the SEC on February 14, 2001.





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